EXHIBIT 23.2

[REED SMITH LLP LETTERHEAD]

March 31, 2004

VIA FACSIMILE AND FIRST CLASS MAIL

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, N.C. 27703-8466

Re:	Inspire Pharmaceuticals, Inc.

Post-Effective Amendment No. 2 to Registration Statement on Form S-8

(File No. 333-56360) (the “Registration Statement”)

Ladies and Gentlemen:

We hereby consent to the filing of our opinions as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.” By filing this consent we do not admit that we come within the categories of persons whose consent is required under the rules and regulations of the Securities and Exchange Commission.

Respectfully submitted,

/s/ Reed Smith LLP

REED SMITH LLP